Exhibit 10.6

Pledge Agreement

As amended on January 4, 2009

This Pledge Agreement (“Agreement”) is entered into by and among the following parties on January 31, 2005: Beijing Ambow Online Software Co., Ltd., a wholly-foreign-owned enterprise established and duly existing under the laws of the People’s Republic of China, with its registered address at Room 801, Haidian Technology Building, Haidian District, Beijing (the “Pledgee”), Xuejun Xie and Jianguo Xue (Xuejun Xie and Jianguo Xue are hereinafter referred to collectively as the “Pledgors”).

[Ambow Education Co., Ltd. added as a party to the Amendment to this Agreement dated January 4, 2009]

Whereas, the Pledgors hold a total of 100% equity in Beijing Shida Ambow Education Technology Co., Ltd. (a limited liability company established and duly existing under the laws of the People’s Republic of China, with its address at 18th Floor, Building A, Chengjian Plaza, No. 18 BaiTaiPingZhuang Road, Haidian District, Beijing, hereinafter referred to as the “Company”) with the shareholding structure as follows:

1. Xuejun Xie	RMB	2,700,000	90%
2. Jianguo Xue	RMB	300,000	10%

Whereas, the Pledgee and the Company executed the Exclusive Cooperation Agreement and Assets Transfer and Lease Agreement (collectively referred to as “Master Agreements”) on January 31, 2005. According to the Master Agreements, the Company is obligated to pay the Pledgee lease fees, service fees, interest, compensation and other liabilities incurred by the Company (hereinafter referred to as the “Secured Debt”);

Whereas, the Pledgors agree to pledge their equity in the Company’s registered capital to the Pledgee to secure the Secured Debt, and the Pledgee agrees to accept such pledge in accordance with the terms and conditions specified herein.

Now therefore, the Pledgors and the Pledgee agree as follows:

Article 1: Equity Pledge

1. Equity Pledge

The Pledgors provide to the Pledgee an aggregate of 100% equity interest held by the Company in the Company’s registered capital and the dividends accrued on such equity during the term of this Agreement (hereinafter referred to as the “Pledged Equity”).

The Pledgors, together with the Pledgee, shall register the pledge with relevant administration for industry and commerce upon execution of this Agreement.

The Pledgors shall cause the Company to record the pledge hr on the Company’s register of shareholders upon execution of this Agreement.

The Pledgors shall deliver the capital contribution certificates to the Pledgee for safekeeping upon execution of this Agreement.

2. Pledge

The Pledgors agree to pledge the Pledged Equity as security for the fulfillment of the Secured Debt.

3. Realization of Pledge

If the Company fails to fulfill its Secured Debt pursuant to the Master Agreements, the Pledgee shall dispose of the Pledged Equity in accordance with the provisions of the Security Law of the People’s Republic of China and relevant laws and regulations, and shall have the right to be indemnified for the Secured Debt and any other relevant expenses out of the proceeds from the disposal of the Pledged Equity.

Article 2: The Pledgors’ Representations and Warranties

The Pledgors hereby represent and warrant to the Pledgee that:

(1) The Pledgors are the legal and beneficial owners of the Pledged Equity, and have the right to pledge the Pledged Equity to the Pledgee; there is no legal or actual obstacles for the Pledgors to exercise the rights to pledge in the future.

(2) The Pledgors have obtained the relevant approvals and authorizations necessary to execute this Agreement. This Agreement is valid and shall be binding upon the Pledgors and is enforceable against the Pledgors.

(3) The Pledgors’ execution and performance of this Agreement do not and will not cause the Pledgors to breach any other agreement to which they are a party, or any laws, regulations and relevant government approvals, permits or authorizations which they are subject to.

(4) There is no other security right, right of setoff, or any other similar encumbrances on the Pledged Equity as of the date of this Agreement.

(5) Without the Pledgee’s prior written consent, the Pledgors shall not transfer or otherwise dispose of Pledged Equity (or any interests therein), and shall not directly or indirectly cause or allow any other security interest to be placed on Pledged Equity.

(6) Without the Pledgee’s prior written consent, the Pledgors shall not or are prohibited from making any changes to the Pledged Equity that would reduce the value of the Pledged Equity.

Article 3: Effectiveness and Term

1. This Agreement shall become effective upon execution by the authorized representatives of the Parties and the Pledged Equity is recorded by the Pledgors in the Company’s register of shareholders.

2. After the Master Agreements are terminated lawfully and the Secured Debt is fully repaid pursuant to the terms and conditions under the Master Agreements, this Agreement shall be terminated.

Article 4: Miscellaneous

1. This Agreement is a side agreement to the Master Agreements. Nevertheless, the effectiveness of this Agreement shall not be affected by the Master Agreements. If the Master Agreements or any provisions therein become invalid, unlawful or unenforceable due to any reason, the validity, lawfulness and enforceability of this Agreement shall not be affected.

2. Any amendments to this Agreement shall be made in writing.

3. This Agreement shall be governed and interpreted by the applicable laws of the People’s Republic of China.

4. The Parties shall negotiate in good faith to resolve any disputes arising out of or in connection with this Agreement. If the Parties cannot reach an agreement on the resolution of such disputes, either Party shall submit such disputes to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used during arbitration shall be Chinese. The award of the arbitration shall be final and binding upon the Parties.

5. During the term of this Agreement, any extension/renewal granted by the Pledgee to the Pledgors in connection with any breach of this Agreement or delay in the performance of this Agreement by the Pledgors shall not affect, prejudice or limit any rights and powers of which the Pledgee is entitled to under this Agreement and as the creditor under relevant laws and regulations, and shall not be deemed that the Pledgee agrees to such breach by the Pledgors, and shall not constitute the Pledgee’s waiver of any breach by the Pledgors that has already occurred, and shall not constitute the Pledgee’s waiver of any breach by the Pledgors in the future.

6. Without the Pledgee’s prior consent, the Pledgors shall not be entitled to grant or assign their rights and obligations hereunder. This Agreement shall be binding upon the Pledgors and their successors, and shall be binding upon the Pledgee and each of its successors and assignees. The Pledgee may assign at any time all or any of its rights and obligations under the Master Agreements to any person (either a natural person or a legal person) it designates. In such case, the assignee shall assume the Pledgee’s rights and obligations under this Agreement and becomes a party to this Agreement. In the event of any change of the Pledgee as a result of transfer, the Parties shall enter into a new pledge agreement.

7. All costs and actual expenses in connection with this Agreement, including without limitation, legal costs, documentation fees, stamp tax and any other taxes and costs, shall be borne by the Pledgors. If, to the extent required by laws, the Pledgee shall pay relevant taxes and costs, the Pledgors shall reimburse the Pledgee in full for any taxes and costs paid. In the event that the Pledgors fail to pay any taxes or expenses payable by them in accordance with this Agreement, or for the reasons, the Pledgee is entitled to take all remedies or recourse, all expenses thus incurred (including without limitation, taxes, handling charges, management fee, legal expenses and lawyer’s expenses in connection with the disposal of right of pledge, various insurance premiums, etc) shall be borne by the Pledgors.

8. This Agreement is written in Chinese in seven copies, of which one copy is held by each of the Parties, the Company shall keep one copy and the remaining one copy shall be used for the pledge registration with administration for industry and commerce.

IN WITNESS WHEREOF, the Parties hereof have caused their respective representatives to execute this Agreement on the date first above written.

Pledgee (Seal): Beijing Ambow Online Software Co., Ltd.

Authorized Representative:	/s/ Jin Huang

Pledgors:

Xuejun Xie:	/s/ Xuejun Xie

Jianguo Xue:	/s/ Jianguo Xue